CODA OCTOPUS GROUP, INC.

Code of Ethics

Date: July 19, 2017

CODA OCTOPUS GROUP, INC.

CODE OF ETHICS

We Comply With the Law

As employees, officers and directors of a public company, each of us must comply with the letter and spirit of every applicable local, state, federal and foreign law or regulation.

Violations of these laws can be extremely costly to Coda Octopus Group, Inc. and its subsidiaries (collectively, “Company”) and can subject us to both civil and criminal penalties. Each of us is responsible for understanding the laws and regulations that relate to our responsibilities. Certain laws demand the attention of all of us. These include the following:

Securities Laws -- You may not buy, sell or recommend to others Company stock or any other company’s stock if you have “material inside information”. Sharing such information or engaging in securities trading while in possession of such information is a violation of both civil and criminal law. Material inside information is any information that, if it were made public, could affect any investor’s decision to buy or sell the stock of a company. All such information should be kept strictly confidential.

Antitrust Laws -- Antitrust laws generally prohibit agreements with competitors, suppliers or customers that constitute unlawful restraint of trade, as well as price discrimination. This is a complex area, and employees whose activities cause them to confront these issues, must familiarize themselves with the antitrust laws.

Laws Governing International Activities, Record-keeping and Internal Controls — If you are involved in international activities, you must comply with the Foreign Corrupt Practices Act, which generally prohibits payments to foreign officials to induce actions by them. All of us are required to maintain accurate books and records and implement a system of internal controls. We are prohibited from taking any action in support of an international boycott not sanctioned by the U.S. government.

Employment Laws — We are committed to providing a work environment that is free from all forms of harassment or discrimination, including harassment or discrimination based on race, color, religion, sex, national origin, age, disability or other protected status. We provide equal opportunity in all of our employment practices and seek to ensure that each one of us is treated with fairness and dignity. You may not retaliate against any employee for reporting a matter concerning a possible violation of law, regulations or company policy.

Occupational Health and Safety and Environmental Laws — We are committed to providing a healthy and safe work environment. Each of us must abide by company standards in safety matters, do our part to maintain a healthy and safe work environment and take the necessary steps to ensure our own safety and the safety of others. We do not condone, and we will not tolerate, illegal drug use or abuse of alcohol. We respect and protect the environment, and each of us must adhere to steps to ensure our own safety and the safety of others. We respect and protect the environment, and each of us must adhere to environmental laws and regulations.

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We Avoid Conflicts of Interest

A conflict of interest exists when an individual’s duty of undivided commercial loyalty to the Company is or is perceived to be prejudiced by actual or potential personal benefit from another source. Conflicts of interest may result directly through your activities or indirectly, for example through the activities of a family member (i.e. your spouse or your and your spouse’s parents, siblings or children), a person sharing your household, or a business or organization with which you are significantly involved. Except as fully disclosed in writing and approved by our Board of Directors or our counsel, you or, in the case of directors and officers, you and your family may not solicit or accept salaries, fees, commissions or any other type of compensation from any individual or organization that conducts or seeks to conduct business with the Company or one of the Company’s competitors, and you and your family may not have a material financial or other interest in those who deal with the Company or the Company’s competitors. This restriction does not apply to an investment in the securities of any company that deals with or competes with the Company if the securities of such company are listed for trading on a national securities exchange or are regularly traded in the over-the-counter market and if such investments constitutes less than 5% of the total number of outstanding shares or other securities of such company. You may not make a loan or extend credit to or receive a loan or credit from those who deal with the Company, other than commercial lending institutions. You must not directly or indirectly attempt to influence any decision of the Company in order to derive a personal benefit or benefit financially. In case of doubt, ask.

We Do Not Make or Accept Improper Payments or Gifts

Gifts such as merchandise or products, as well as personal services or favors may not be accepted unless they have a value of less than $200.00 annually from any person, firm or corporation. None of us may solicit gifts of any amount. A gift of cash or securities may never be accepted. Normal business entertainment such as lunch, dinner, theater, a sporting event, and the like, is appropriate if of a reasonable nature and in the course of a meeting or another occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations. You should report all such entertainment (in advance, if practical) to your supervisor. No funds or assets of the Company may be paid, loaned or otherwise disbursed as bribes, kickbacks or other payments designed to influence or compromise the recipient.

We Protect Corporate Opportunities

All employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate information or the individual’s position with the Company without the consent of the Board of Directors. None of us may use corporate information or position for improper personal gain. All of us owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

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We Acknowledge Special Ethical Obligations for Financial Reporting

As a public company, it is of critical importance that the Company’s filings with the

Securities and Exchange Commission are accurate and timely. Depending on their position with the Company, any of us, whether employees, officers or directors, may be called upon to provide information to assure that the Company’s public reports and other public communications are complete, fair and understandable. The Company expects all of us to take this responsibility seriously and to provide prompt and accurate answers to inquiries related to its public disclosure requirements. The Chief Executive Officer and Chief Financial Officer have a special role both to adhere to these principles themselves and also to ensure that a culture exists throughout the Company as a whole that insures the fair and timely reporting of the Company’s financial results and condition. The Chief Executive Officer and Chief Financial Officer, in addition to adhering to all other provisions of this Code of Ethics, are responsible for promptly bringing to the attention of the Board any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings.

We Protect Confidential and Classified Information

Data, information and documents pertaining to the Company may be used only in the performance of our duties and may be disclosed or communicated to persons outside of the Company only to the extent that the information is needed by them in connection with their business relations with the Company. Each of us is required to keep this information confidential during our employment or service with the Company and after our employment or service terminates. In addition to the technology the Company uses, this information includes intellectual property, business and financial information pertaining to sales, earnings, balance sheet items, business forecasts, business plans, acquisition strategies and other information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. Any contact from the media, financial analysts or stockholders should be referred to one of the following: (i) the Chief Executive Officer, (ii) the Chief Financial Officer or (iii) our counsel. None of us should speak with the media, financial analysts or stockholders without prior authorization from one of these persons.

In addition, some of our products and services may be designated as classified or subject to other government restrictions. Under no circumstances may such products or services be discussed with any person outside the Company or with anyone within the Company who does not have the proper clearance without prior authorization from one of the aforementioned persons.

We Are Fair in Our Business Dealings

We seek to outperform our competition fairly and honestly. Each of us should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. None of us should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.

We Use E-mail and the Internet only for Work-Related Activities

The Company respects the individual privacy of each of us, but these privacy rights do not extend to our work-related conduct or to the use of our equipment and facilities, including the email and Internet systems. The Company may access and monitor our use of these systems at any time for any business purpose. While the Company permits the incidental and occasional use of email for personal use, those messages are treated like work-related messages, and the Company may monitor or disclose them, regardless of content. You may not participate in Internet chat rooms or similar Internet communications regarding the Company and you may not use the email and Internet systems for any improper or illegal purpose.

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We Do Not Use Company Assets or Funds for Unlawful Political Contributions

Protecting the Company’s assets means not only avoiding misuse of Company funds and property, it includes identifying misuse and waste by others. All employees, officers and directors should protect the Company’s assets and ensure their efficient use. From time to time, protecting the Company’s assets means not only avoiding misuse of Company funds and property, it includes identifying misuse and waste by others. All employees, officers and directors should protect the Company’s assets and ensure their efficient use. From time to time, the Chief Executive Officer or the Chief Financial Officer may permit employees to purchase at cost or fair value nominal surplus assets of the Company.

Waivers of the Code of Ethics

Only the Board of Directors or a committee of the Board of Directors may grant a waiver of this Code to an executive officer or director. Any waiver will be promptly disclosed to our stockholders and as required by law. All waivers to be granted to executive officers or directors must be discussed in advance with our counsel.

Implementation

Adherence to the Code is the obligation of all of us, whether employees, officers or directors. Any failure to comply with the Code will not be tolerated and will result in disciplinary action, which may include termination of employment. This Code shall be posted on our website and shall be furnished in print to any stockholder who requests it.

Compliance with the Code of Ethics

We all have a responsibility to understand and follow the Code of Ethics. In addition, we are all expected to perform our work with honesty and integrity in any areas not specifically addressed by the Code of Ethics. A violation of this Code of Ethics may result in appropriate disciplinary action including the possible termination from employment with the Company, without additional warning. The Company strongly encourages dialogue among employees and their supervisors to make everyone aware of situations that give rise to ethical questions and to articulate acceptable ways of handling those situations. In addition, every director, officer and employee must certify annually that he or she has read this Code of Ethics and to the best of his or her knowledge is in compliance with all its provisions. A Certification is attached to the back of this document which must be signed and submitted to the Chief Executive Officer.

The Code of Ethics reflects general principles to guide us in making ethical decisions and cannot and is not intended to address every specific situation. As such, nothing in this Code of Ethics prohibits or restricts the Company from taking any disciplinary action on any matters pertaining to employee conduct, whether or not they are expressly discussed in this document. The Code of Ethics is not intended to create any expressed or implied contract with any employee or third party. In particular, nothing in this document creates any employment contract between the Company and any of its employees. The Board of Directors of the Company has the exclusive responsibility for the final interpretation of the Code of Ethics. The Code of Ethics may be revised, changed or amended at any time by the Board of Directors of the Company.

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Reporting Suspected Non-Compliance

The Company has adopted a policy to provide an avenue for employees to raise concerns and reassurance that they will be protected from retaliation or victimization for reporting concerns in good faith. You should promptly report any conduct or situation that you believe conflicts with our Code of Ethics or violates a local, state or federal law either directly to your immediate supervisor, our Chief Executive Officer or our counsel. If you have or acquire information about suspected improper accounting, internal control or auditing matters, you should bring it to the attention of our Chief Executive Officer or our counsel or you may report your concern to our Board.

As adopted by the Board of Directors effective as of July 19, 2017.

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